Exhibit 10.2

Yishai Lerner

September 22, 2019

Dear Yishai,

We are pleased to offer you the position of Co-CEO of JLL Technologies with Jones Lang LaSalle Incorporated ("JLL" or the "Company"). You will report directly to the Chief Executive Officer, Christian Ulbrich, and be a member of the Global Executive Board (GEB).

Your new assignment will be effective October 1, 2019.

Annual Base Salary

Your new base salary is $500,000 per annum, effective October 1, 2019, payable every other Friday in arrears less applicable payroll deductions. Your Base Salary will remain in effect through December 31, 2019, after which it will be subject to consideration by the Compensation Committee in accordance with the procedures it follows. We do not guarantee any base salary increases.

GEB Incentive Payments

You will be rewarded according to the GEB Annual Incentive Plan design and the GEB Long-Term Incentive Plan design. Your aggregate annualized incentive target is US $4,500,000, which is pro-rated in 2019 effective October 1, 2019 for the Annual Incentive Plan. The annualized incentive target will be allocated to the GEB Annual and Long-term Incentive Plans as follows:

Year	Annual Incentive Plan Bonus Allocation	Long-Term Incentive Plan Award Allocation
2019	55%	45%
2020	50%	50%
2021	45%	55%
2022	40%	60%

Annual Incentive Plan

Any Annual Incentive Plan bonus will be based on the following: (1) performance against specific individual objectives (MyPerformance), as assessed by your manager, (2) your business unit performance, and (2) JLL's firm-wide performance. A consideration of these factors and others may lead to you receiving more than, less than or none, of the target bonus amount. Bonuses are considered annually and typically paid in March. To earn and be paid an Annual Bonus, individuals must be employed by JLL on the date that annual bonuses are paid. If you leave JLL voluntarily for any reason before the date that bonuses are paid or if your employment is terminated for cause in our discretion, you

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will not be paid any part of your Annual Bonus, pro rata or otherwise. For qualifying separations, you will be entitled to the GEB severance benefits which also apply to other GEB members. A copy of the current Plan can be provided to you. JLL reserves the right to alter the GEB Annual Incentive Plan from time to time in its discretion, which may include target award changes. Long-Term Incentive Plan The Long-Term Incentive Plan award is delivered in Performance Share Units (“PSU’s”) which vest after 3 years and is contingent on achieving performance conditions. Your first grant will occur by October 15, 2019. Your actual award will be based on JLL’s firm-wide performance and the collective performance against Beyond Goals. A consideration of these factors and others may lead to you receiving more than, less than or none of the target award amount. JLL reserves the right to alter the GEB Long-Term Incentive Plan from time to time in its discretion, which may include target award changes and equity vehicles. One-Time Stock Grant You will be given a one-time grant of Restricted Stock Units (“RSU’s”) in the amount of $2,500,000 by October 15, 2019. The number of shares will be determined by the fair market value of JLL stock on the date of the grant and will be governed by the terms of the grant agreement. The shares will vest ratably over three years. Additional Stock You are eligible for four $5,000,000 stock grants based on reaching thresholds of $250 million, $500 million, $1billion and $2 billion in JLL Technologies fee revenue based on a trailing 12 months measurement period. You must be an employee of the Company when the thresholds are met to be eligible for this additional stock award. The stock vehicle will be determined prior to grant and will vest ratably over three years. The number of shares will be determined by the fair market value of JLL stock on the date of the grant and will be governed by the terms of the grant agreement. JLL Technologies fee revenue shall include: - Fee revenue, as defined and applied by JLL as of the inception of this employment contract, earned and recognized by businesses under the direct leadership responsibility of Mihir Shah and Yishai Lerner (collectively, the “JLL Technologies Portfolio”). - Fee revenue represents revenue recognized in accordance with U.S. generally accepted accounting principles less costs incurred on behalf of JLL clients which are directly reimbursed by JLL clients or indirectly reimbursed through the fees JLL earned, specifically costs associated with client-dedicated employees as well as third-party vendors and subcontractors. - To the extent JLL’s definition and application of fee revenue changes during the term of this employment contract, the definition of fee revenue as of the date of this employment contract will continue to apply for the duration of the performance measurement period. - For avoidance of doubt, only JLL Technologies Revenue attributable to the period in which a business or activity is within the JLL Technologies Portfolio will be included for measurement of performance for purposes of this employment contract. - As of the date of this employment contract, the following four businesses comprise the JLL Technologies Portfolio: - 2

1. JLL Digital Solutions 2. Corrigo 3. JLL Digital Business Group 4. Spark - Any changes to the definition of Revenue and/or the JLL Technologies Portfolio (i.e. business developed organically) must be approved by the JLL Global CEO and Global CHRO before taking effect. - Acquisitions using JLL capital in excess of $10 million will trigger a revenue target adjustment. Investment Participation in Venture Capital Funds We acknowledge that you have interests in the July 25, 2018 entities - JLL Spark Global Ventures Fund I, LP and JLL Spark Partners I GP, LLC and the August 9, 2019 entities – JLL Spark Global Ventures Fund II, LP and JLL Spark Partners II GP, LLC. Your interest in these funds will continue and be governed by the controlling documents for those funds. Interests in subsequent funds will be based on mutually agreed upon terms which include the agreement of the JLL Global CEO and JLL Global CHRO and will not exceed a carried interest of 5%. Share Ownership Requirement For the Global Executive Board, excluding the CEO, the share ownership requirement is four times base salary. You need to retain 100% of post-tax shares until compliance is achieved. Unvested RSU’s count towards the requirement while unvested PSU’s will not. After meeting the ownership requirement, you need to retain 50% of released shares (post tax) for an additional 2 years. These requirements are subject to change based on the normal review process with the Compensation Committee. Directors and Officers Insurance and By-Law Indemnification. You will be entitled to coverage under the commercial insurance policies that JLL maintains from time to time with respect to liability for the actions of our Directors and Officers acting in such capacities. In addition, you will be entitled to the indemnification provided under the Company’s By-Laws in effect on the date of this letter, a copy of which has been provided to you. During your employment and following any termination of employment, such coverage and indemnification will be at least as favorable to you as that provided to any other new or continuing Company executives. Benefits JLL prides itself on being an Employer of Choice. We are committed to supporting our employee’s personal needs in life while achieving business goals. We demonstrate our commitment through flexible work arrangements and a comprehensive benefit program. We offer an “environment of health,” anchored by our “Health Empowerment Program”. You may elect to participate in our benefits program, which includes medical, dental, life, disability insurance, and a 401k savings and retirement plan. In addition, we provide options for wealth creation and life management, including paid holidays and time off as needed and approved, subject to our standard policies. Details of these benefits are included in the firm’s policies and benefits summaries and plan descriptions, copies of which will be provided to you. As a member of the Global Executive Board (“GEB”), we also offer you additional benefits. We apply these benefits programs uniformly across the organization. Details of these benefits will be provided to you within your first 30 days. 3

Expense Reimbursement You will be authorized to incur reasonable expenses for entertainment, traveling, meals, lodging, and similar items in promoting JLL’s business and for business communication costs, such as cellular phone service, internet service, and a wireless e-mail device and service. We will reimburse you for all reasonable expenses so incurred provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by JLL. Public Disclosures You understand that JLL will file this letter publicly with the United States Securities and Exchange Commission (SEC) as part of its required disclosures as a public company. This letter may also be disclosed as otherwise required by applicable laws or regulations. You also agree that JLL may make such additional disclosures about you and your compensation from time to time as and to the extent required by applicable laws and regulations and that you will provide JLL with all necessary information upon request. Your position as an officer will also require us to publicly file reports about your interests in Jones Lang LaSalle common stock with the SEC. Representations As a condition of your employment with us, you represent that: • You are aware of and understand all the restrictions or obligations you may have to current and prior employers. • There are no restrictive covenants, court orders, laws or regulations, including non-solicitation, confidentiality or non-compete agreements, that would prevent, restrict or hinder or interfere with your employment. • You have no other obligations or commitments of any kind that would prevent, restrict, hinder or interfere with your employment. • During your employment with us, you will not violate any obligations or restrictions that relate to your employment. We encourage you to seek your own legal counsel if you have any questions about any obligations or commitments you have that may affect your employment with us. Confidentiality During your employment with us, you will receive confidential, proprietary or non-public information concerning JLL, its clients and/or employees. This may include pricing, client proposals, compensation structures and performance evaluations, among many other types of information. You agree that: • We have given this kind of information to you in strict confidence. • You will keep all of it secret and confidential indefinitely. • You will not disclose it, directly or indirectly, to anyone else or use it in any way except as we may authorize within the scope of your employment. • If at any time you are required by law to disclose such information, you will give reasonable advance notice to JLL before you disclose it. • Except as clearly necessary to carry out your job responsibilities, you will not attempt, or provide information to others that would allow them to attempt, to access JLL's computer system or those computer systems of JLL's clients. Non-Solicitation As consideration for your employment with us, you agree that while you work for us and for a period of 4 twelve (12) months after your employment with us terminates for any reason, you will not, either directly or indirectly, or on behalf of anyone else: • Solicit or induce other JLL employees or independent contractors retained exclusively by JLL to leave their jobs; or • Use any JLL trade secrets, proprietary or confidential information to solicit or induce any clients that have existing or pending transactions or assignments with JLL to discontinue or reduce (i) their transactions or assignments with us or (ii) their consideration of us for pending transactions or assignments. By accepting our offer of employment, you agree that the above restrictions are fair and reasonable and are reasonably required for the protection of JLL. Intellectual Property To the fullest extent allowed by law, you will continue to be bound the Confidential Information and Invention Assignment that you signed on June 5, 2017, which will remain in full force and effect and will govern in the event of any conflict or inconsistency with this letter. At Will Employment Your employment will not be for a fixed period of time, and it will be “at will.” This means that you or the firm may terminate your employment, or the firm may change the terms and conditions of your employment, at any time, with or without notice or cause. You will be entitled to the GEB severance benefits which also apply to other GEB members. A copy of the current Plan can be provided to you. Code of Business Ethics and Company Policies We strongly believe that compliance by its employees with all applicable laws and ethical business practices is critical to our continued success. Accordingly, we will ask you to become familiar with our Code of Business Ethics and to certify that you will always act in accordance with its provisions. Your compliance with the Code is a condition to your continued employment. While you work for us, you also agree to become familiar and comply with our personnel policies, including, our drug and alcohol, anti-harassment and information security policies. This information is included in the new hire packet and is always available on our intranet. We greatly look forward to continuing your relationship with the firm and are confident that our shareholders, clients and employees will benefit from your leadership and that our relationship with you will be mutually satisfying and rewarding. If you wish to accept our offer, please sign this letter and return it to me. Yours Sincerely, /s/ Christian Ulbrich Christian Ulbrich President and Chief Executive Officer Jones Lang LaSalle Incorporated Accepted by: /s/Yishai Lerner Date: Monday 9/23/2019 5